Exhibit 5.1

[Letterhead Of Goodwin Procter LLP]

September 2, 2005

Plug Power Inc.

968 Albany-Shaker Rd.

Latham, NY 12110

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel for Plug Power Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-117358) (the “Registration Statement”), and (ii) the prospectus supplement dated August 4, 2005, which supplements the prospectus included in the Registration Statement (the “Prospectus Supplement”), relating to the offering of 1,000,000 shares of common stock, par value $.01 per share, of the Company (the “Shares”). The Shares are being sold to the several underwriters named in, and pursuant to, the underwriting agreement, dated August 4, 2005, among the Company and the underwriters named therein (the “Underwriting Agreement”).

In connection with rendering this opinion, we have examined (i) the Amended and Restated Certificate of Incorporation of the Company, as amended, on file with the Secretary of State of the State of Delaware; (ii) the Amended and Restated Bylaws of the Company; (iii) the Underwriting Agreement; (iv) resolutions of the Board of Directors of the Company (the “Board”) and the Pricing Committee of the Board authorizing the issuance of the Shares (collectively, the “Authorizing Resolutions”); (v) the Registration Statement and the Prospectus Supplement and the exhibits thereto; and (vi) such statutes, regulations, corporate records and documents, certificates of public officials and other instruments as we deem appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. For certain matters of fact, we have relied on certificates or telephonic confirmations of public officials and certificates and statements of officers or representatives of the Company. We have not independently established the facts so relied on.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware General Corporation Law and reported judicial decisions interpreting the Delaware General Corporation Law and applicable provisions of the Delaware Constitution) and also express no opinion with respect to the blue sky or securities laws of any state, including, without limitation, Massachusetts and Delaware.

Plug Power Inc.

September 2, 2005

Page Two

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Authorizing Resolutions, will be validly issued, fully paid and non-assessable under the Delaware General Corporation Law.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act of 1933, as amended, and applicable requirements of state laws regulating the offer and sale of the Shares.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated September 2, 2005 which is incorporated by reference into the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

                      GOODWIN PROCTER LLP